Exhibit 99.1

Contact:

AtriCure, Inc.

Andy Wade

Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Investor Relations Contact

Lynn Pieper

Westwicke Partners

(415) 202-5678

lynn.pieper@westwicke.com

AtriCure Reports Third Quarter 2014 Financial Results and

Updates 2014 Outlook

•	Revenue of $26.7 million – up 32.4%

•	U.S. sales of $20.1 million – up 26.7%

•	International sales of $6.6 million – up 53.4%; 53.9% constant currency

WEST CHESTER, Ohio – October 30, 2014 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in surgical treatments for atrial fibrillation (“Afib”) and Left Atrial Appendage Management (“LAAM”), today announced financial results for the third quarter of 2014.

“We had a strong third quarter with momentum across all of our product lines in both the U.S. and internationally. We continue to see increasing physician interest in managing the left atrial appendage and treating challenging Afib conditions,” said Mike Carrel, President and Chief Executive Officer of AtriCure. “We see a tremendous amount of untapped potential in our markets, and thus our plans remain focused on growth and successfully expanding the Afib market through improved patient outcomes, training and education.”

“We are continuing to execute on our clinical trials, and we are pleased to have recently announced two major milestones toward delivering data to prove the benefit of our innovative products to patients. First, we completed enrollment in the ABLATE Post Approval Study (PAS) in the third quarter. Secondly, we recently received approval from the FDA to begin our Dual Epicardial and Endocardial Procedure (DEEP) clinical trial. This is the first study where cardiac surgeons and electrophysiologists will be working as a team to establish a standard of care for patients presenting with persistent or long-standing persistent Afib, a significant risk factor for stroke,” Mr. Carrel continued.

Third Quarter 2014 Financial Results

Revenue for the third quarter of 2014 was $26.7 million, an increase of $6.5 million or 32.4% (32.5% on a constant currency basis) compared to third quarter 2013 revenue. Domestic revenue increased 26.7% to $20.1 million, driven by strong sales of ablation-related open-heart, ablation-related minimally invasive, and AtriClip products. International revenue was $6.6 million, an increase of $2.3 million or 53.4% (53.9% on a constant currency basis) compared to $4.3 million for the third quarter of 2013. International revenue growth was driven primarily by increases in product sales in Europe and Asia.

Gross profit for the third quarter of 2014 was $18.9 million, compared to $14.7 million for the third quarter of 2013. Gross margin for the third quarter of 2014 and 2013 was 70.8% and 72.9%, respectively. The decrease in gross margin was primarily due to lower margins on products obtained through the December 2013 Estech acquisition, along with increased mix of international sales and heavier placement of loaned equipment.

Operating expenses for the third quarter of 2014 increased 13.9%, or $2.4 million, compared to the third quarter of 2013. The increase in operating expenses was driven primarily by an increase in selling, marketing, clinical, product development, and training expenses. Operating expenses included a $5.4 million offset for the reduction in the earnout liability established in connection with the acquisition of Estech.

Loss from operations for the third quarter of 2014 was $0.8 million, compared to $2.6 million for the third quarter of 2013. Adjusted EBITDA, a non-GAAP measure, was a loss of $3.2 million for the third quarter of 2014, compared to a $1.4 million loss for the third quarter of 2013. Net loss per share was $0.02 for the third quarter of 2014 and $0.13 for the third quarter of 2013.

2014 Guidance

Management projects that 2014 revenue will be in the range of $105 million to $106 million, which represents an increase of 28% to 29% over 2013. This compares to previous expectations of 2014 revenue in the range of $103 million to $105 million.

Adjusted EBITDA, a non-GAAP measure, is projected to be a loss of approximately $12 million for 2014, of which approximately $4.0 million of expense will be related to the Estech transaction. This compares to previous expectations of 2014 EBITDA loss in the range of $9 million to $10 million.

AtriCure continues to expect the Estech transaction to be accretive in 2015 and beyond.

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Thursday, October 30, 2014 to discuss its third quarter 2014 financial results. A live webcast of the conference call will be available online from the investor relations page of AtriCure’s corporate website at www.atricure.com. You may also access this call through an operator by calling (800) 510-0219 for domestic callers and (617) 614-3451 for international callers at least 15 minutes prior to the call start time using reservation code 16342969.

The webcast will be available on AtriCure’s website and a telephonic replay of the call will be available through November 30, 2014. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. The reservation code is 34730548.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company providing innovative atrial fibrillation (Afib) solutions designed to produce superior outcomes that reduce the economic and social burden of atrial fibrillation. AtriCure’s Synergy™ Ablation System is the first and only surgical device approved for the treatment of Persistent and Longstanding Persistent forms of Afib in patients undergoing certain open concomitant procedures. AtriCure’s AtriClip Left Atrial Appendage Management (LAAM) exclusion device is the most widely sold device worldwide that’s indicated for the occlusion of the left atrial appendage. The company believes cardiothoracic surgeons are adopting its ablation and LAAM devices for the treatment of Afib and reduction of Afib related complications such as stroke. Afib affects more than 33.5 million people worldwide.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates (including projections and guidance), other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, AtriCure’s ability to consummate acquisitions or, if consummated, to successfully integrate acquired businesses into AtriCure’s operations, AtriCure’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings, failure of an acquisition or acquired company to achieve its plans and objectives generally, risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics. Non-GAAP financial measures provide an indication of performance excluding certain items. Our management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and our management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses results of operations before these excluded items as a basis for its strategic planning. The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables later in this release. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

ATRICURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Domestic Revenue:
Open-heart ablation	$11,265	$9,637	$32,498	$27,912
Minimally invasive ablation	3,933	3,486	11,774	10,129
AtriClip	4,285	2,709	11,856	7,884

Total ablation and AtriClip	19,483	15,832	56,128	45,925
Valve tools	577	—	1,978	—

Total domestic	20,060	15,832	58,106	45,925
International Revenue:
Open-heart ablation	4,150	2,898	12,175	9,535
Minimally invasive ablation	1,804	1,168	5,773	3,755
AtriClip	543	248	1,390	790

Total ablation and AtriClip	6,497	4,314	19,338	14,080
Valve tools	121	—	595	—

Total international	6,618	4,314	19,933	14,080
Total revenue	26,678	20,146	78,039	60,005
Cost of revenue	7,786	5,461	22,709	16,111

Gross profit	18,892	14,685	55,330	43,894
Operating expenses:
Research and development expenses	5,033	3,237	13,603	9,792
Selling, general and administrative expenses	14,662	14,062	53,308	40,155

Total operating expenses	19,695	17,299	66,911	49,947

Loss from operations	(803)	(2,614)	(11,581)	(6,053)
Other income (expense), net	341	(130)	750	(415)

Loss before income tax expense	(462)	(2,744)	(10,831)	(6,468)
Income tax expense	(4)	(4)	(36)	(14)

Net loss	$(466)	$(2,748)	$(10,867)	$(6,482)

Basic and diluted net loss per share	$(0.02)	$(0.13)	$(0.42)	$(0.32)

Weighted average shares used in computing net loss per share:
Basic and diluted	26,915	20,725	26,185	20,311

ATRICURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	September 30,	December 31,
	2014	2013
Assets
Current assets:
Cash, cash equivalents and short-term investments	$59,434	$26,211
Accounts receivable, net	15,177	13,652
Inventories	14,563	10,214
Other current assets	1,547	2,410

Total current assets	90,721	52,487
Property and equipment, net	9,842	5,643
Long-term investments	11,749	7,914
Goodwill and intangible assets, net	44,619	45,685
Other noncurrent assets	209	218

Total assets	$157,140	$111,947

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$19,351	$24,675
Other current liabilities and maturities of debt and capital leases	2,541	2,038

Total current liabilities	21,892	26,713
Long-term debt and capital leases	55	4,412
Other noncurrent liabilities	158	8,218

Total liabilities	22,105	39,343
Stockholders’ equity:
Common stock	27	23
Additional paid-in capital	268,676	194,933
Accumulated other comprehensive loss	(588)	(139)
Accumulated deficit	(133,080)	(122,213)

Total stockholders’ equity	135,035	72,604

Total liabilities and stockholders’ equity	$157,140	$111,947

ATRICURE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(10,867)	$(6,482)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	5,704	2,072
Depreciation and amortization of intangible assets	3,471	1,465
Amortization of deferred financing costs	99	69
Loss on disposal of equipment	11	30
Amortization/accretion on investments	322	(4)
Change in allowance for doubtful accounts	73	(14)
Change in fair value of contingent consideration	(8,032)	—
Other	95	—
Changes in operating assets and liabilities
Accounts receivable	(1,785)	(1,049)
Inventories	(4,555)	(1,313)
Other current assets	833	117
Accounts payable and accrued liabilities	(4,143)	2,744
Other non-current assets and liabilities	(813)	207

Net cash used in operating activities	(19,587)	(2,158)
Cash flows from investing activities:
Purchases of available-for-sale securities	(31,412)	(9,186)
Maturities of available-for-sale securities	6,265	4,900
Sales of available-for-sale securities	8,349	—
Purchases of property and equipment	(4,389)	(1,930)
Net proceeds from the sale of equipment	—	2

Net cash used in investing activities	(21,187)	(6,214)
Cash flows from financing activities:
Net proceeds from sale of stock	65,830	26,872
Payments on debt and capital leases	(6,362)	(1,547)
Payment of debt fees and premium on retirement of debt	(181)	(99)
Proceeds from stock option exercises	1,657	1,277
Shares repurchased for payment of taxes on stock awards	(198)	(279)
Proceeds from issuance of common stock under employee stock purchase plan	708	326

Net cash provided by financing activities	61,454	26,550
Effect of exchange rate changes on cash and cash equivalents	(46)	(110)

Net increase in cash and cash equivalents	20,634	18,068
Cash and cash equivalents—beginning of period	14,892	7,753

Cash and cash equivalents—end of period	$35,526	$25,821

Supplemental cash flow information:
Cash paid for interest	$113	$381
Cash paid for income taxes	146	30
Noncash investing and financing activities:
Accrued purchases of property and equipment	2,572	184
Assets acquired through capital lease	8	68
Capital lease asset early termination	—	24

ATRICURE, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS

(In Thousands)

(Unaudited)

Reconciliation of Non-GAAP Adjusted Loss (Adjusted EBITDA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net loss, as reported	$(466)	$(2,748)	$(10,867)	$(6,482)
Income tax expense	4	4	36	14
Other (income) expense, net (a)	(341)	130	(750)	415
Depreciation and amortization expense	1,254	508	3,471	1,465
Share-based compensation expense	1,716	734	5,704	2,072
Change in fair value of contingent consideration	(5,370)	—	(8,032)	—

Non-GAAP adjusted income (loss) (adjusted EBITDA)	$(3,203)	$(1,372)	$(10,438)	$(2,516)

	Three Months Ended September 30,		Nine Months Ended September 30,
(a) Other includes:	2014	2013	2014	2013
Net interest income (expense)	$3	$(121)	$(226)	$(420)
Grant income	231	—	731	—
(Loss) gain due to exchange rate fluctuation	(51)	17	(30)	73
Non-employee stock option income (expense)	158	(26)	275	(68)

Other income (expense), net	$341	$(130)	$750	$(415)

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